Exhibit 10.8
Belden Inc.
Annual Cash Incentive Plan
(Revised November 30, 2023)
Objective and Eligibility
The Belden Inc. Annual Cash Incentive Plan (the “Plan”) is designed to (1) attract, motivate and retain key talent, (2) reward participants for individual and company performance and (3) align management and shareholder interests.
Eligibility
Participation in the Plan is limited to active, full-time exempt employees of the Company and its subsidiaries, who fall within certain salary grades, provided that they are not a covered participant in another annual cash incentive plan and they have been approved for inclusion in the Plan by the Company’s CEO. New hires and associates who have been promoted, transferred or reclassified into a covered position during the Plan year will be eligible to participate on a prorated basis based on the number of months of Plan eligibility. An individual must be hired, promoted, transferred or reclassified on or before the 15th day of the calendar month to receive credit for that month.
Participants who are transferred to disability status will be paid according to Belden’s short- and/or long-term disability plan and will continue to earn performance credit during the period of the leave. Participants who are on leave for less than the calendar year are entitled to receive their full ACIP payment. Participants who are on leave for the entire calendar year are ineligible for incentive earnings during the period.
Award Amounts
Award levels will be calculated as a percent (which may exceed 100%) of salary. For purposes of the incentive calculation, each employee’s base salary as of a certain date will be used. In the case of promotions and associated salary increases, the payment will be prorated. For all participants, payment of the award shall be based solely on the attainment of performance goals as provided below. Discretion may be used to adjust award payments that would otherwise result from the attainment of the performance goals based on individual participant performance, as determined by the Compensation Committee of the Company’s Board of Directors (the “Committee”).
Performance Goals
Performance goals, including their measures and weights, shall be established periodically by the Committee. Performance criteria used by the Committee to establish performance goals shall include one or any combination of the following, which may be measured on either a relative or absolute basis with respect to the Company or one or more of its subsidiaries or business units: (i) return on equity, assets, capital or investment; (ii) measures of profitability, including operating income, net income from continuing operations, net income, or pre-tax or after-tax earnings per share; (iii) the control or reduction in the level of working capital; (iv) economic value added; (v) revenues or sales; (vi) EBITDA; (vii) EBITDA margin; (viii) operating margin; (ix) cash flow or similar measure; (x) total shareholder return; (xi) change in the market price of the Common Stock; or (xii) market share. The performance goals established by the Committee for each award will specify achievement targets with respect to each applicable performance criterion (including a threshold level of performance below which no amount will become payable with respect to such award). The performance goals established by the Committee may be (but need not be) different for each performance period.
The Committee may provide in the original terms of an award that any determination of such financial performance may include or exclude the impact of the occurrence of one or more of the following events during the performance period (“Unusual Events”): asset write-downs; gain or loss on the sale or disposal of businesses or significant assets; the effect of changes in tax laws, accounting principles or policies, or other laws or provisions affecting reported results; reorganization or restructuring programs; extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 or in the MD&A of the Company’s quarterly reports or annual report to shareholders; the effect of acquisitions, mergers, joint ventures or divestitures; plant start-up costs; costs associated with plant or other facility shutdowns; stock compensation expenses; or costs associated with executive succession (including severance).
The Committee shall in its discretion determine whether the performance goals have been met, including whether to include or exclude any Unusual Events.
All determinations by the Committee shall be final and binding on all participants.

The amount of any award to any participant under the Plan shall in no event exceed the lesser of (i) three times target performance or (ii) $5,000,000 (five million dollars) per Plan year.
Plan Year
January 1 through December 31.

Payment Date
Awards will be paid prior to the end of the first quarter of the year following the Plan year except in the absence of information required to report or calculate payment. Unless otherwise determined by the Committee in its discretion with respect to executive officers, participants must be on the payroll on the payment date to receive the incentive award, provided that any participant who retires or who is terminated by the Company without cause after December 31 of the Plan year but before the payment date shall be entitled to payment. To meet the requirements of the Internal Revenue Code Section 409A, all awards shall be paid no later than two and one-half (2 1/2) months after the end of the year in which the participant becomes vested in the right to receive the award.
Benefits and Tax Treatment
Award payments are subject to normal payroll taxes and withholding. Eligibility for inclusion in pension contributions varies by country and pension plan design provisions. Consult your local human resources department for questions on this matter.
Administration
The Annual Cash Incentive Plan will be overseen by the President and CEO, the Senior Vice President of Human Resources, and the Chief Financial Officer. They, in turn, will report to the Committee.
Subject to the above provisions of this Plan, these individuals are responsible for:

•	Plan interpretation;

•	Examination of extraordinary circumstances;

•	Approval of performance standards (i.e. goals, payouts, etc.); and

•	Review and approval of performance achievement levels and awards
Issues concerning plan administration will be first taken up with the Senior Vice President of Human Resources; next level of review will be the CEO.
Claims/Rights
This Plan shall not be construed as an employment contract with Belden Inc. or any affiliate nor is it a guarantee of compensation or benefits. This Plan may be suspended, modified, revoked or terminated in its entirety, or any portion thereof, at any time for any reason and without notice, by the Company. Notwithstanding the other provisions of this Plan, all awards hereunder shall be subject to any “clawback” or recoupment policy or similar obligation in effect on the date that an award is granted and any other clawback or recoupment policy or similar obligation required to be implemented by the Company by applicable law or stock exchange rule.